Press Release	FOR IMMEDIATE RELEASE
Contact: John G. Robinson
Telephone: (724) 684-6800

FedFirst Financial Corporation
Announces Fourth Quarter and Year End Results and
Cancellation of Stock Repurchase Program

MONESSEN, PA— February 6, 2009- FedFirst Financial Corporation (NASDAQ Capital: FFCO; the “Company”), the parent company of First Federal Savings Bank, today announced a net loss of $2.5 million for the quarter ended December 31, 2008 compared to a net loss of $581,000 for the quarter ended December 31, 2007. Basic and diluted loss per share were $0.43 for the quarter ended December 31, 2008 compared to $0.09 for the quarter ended December 31, 2007.  During the current quarter, the Company recorded an impairment of $4.8 million ($3.2 million net of tax benefit) on securities whose decline in fair value was determined to be other than temporary.  This loss was partially offset by an increase in net interest income of $578,000 and the recognition of $542,000 in bank owned life insurance income related to the death of a member of the Company’s board of directors.

For the year ended, the Company reported a net loss of $2.1 million compared to a net loss of $2.0 million for the prior year.  Basic and diluted loss per share were $0.36 for the year ended December 31, 2008 compared to $0.31 per share for the prior year.  The results for 2008 include the securities impairment as discussed above. The results for 2007 include the effects of the restructuring of the securities portfolio.

At December 31, 2008 the Company’s capital ratios are strong and in excess of current ratios required to be classified as “Well Capitalized” under the regulatory framework for prompt corrective action.

Mr. Robinson, President and Chief Executive Officer of the Company, stated, “Disappointing quarterly and year-to-date results were driven by the other than temporary impairment in our securities portfolio.  However, I am encouraged and pleased that our core business continued its positive trend in 2008 as net loans grew $42.2 million or 22.5% and deposits grew $17.2 million or 11.1%, including an increase in noninterest-bearing deposits of $3.1 million. As a result of this progress, net interest income grew $1.8 million, or 28.1%.”

Impairment loss on securities:

The Company invests in and is subject to credit risk related to private label mortgage-backed securities that are directly supported by underlying mortgage loans.  The Company’s private label mortgage-backed securities investments are credit-enhanced, senior tranches of securities in which the subordinate classes of the securities provide credit support for the senior class of securities. Losses in the underlying loan pool would generally have to exceed the credit support provided by the subordinate classes of securities before the senior class of securities would experience any credit losses.

The Company has a total of 17 securities with an amortized cost of $14.3 million and a fair market value of $9.2 million.

Private label mortgage-backed securities held by the Company are summarized below by vintage (year of origination) prior to evaluation for other-than-temporary impairment analysis:

Vintage	Number of Securities	Amortized Cost	Fair Market Value	Unrealized Loss
2003	5	$2,713	$2,485	$228
2004	1	515	397	118
2005	1	610	385	225
2006	7	7,698	4,444	3,254
2007	3	2,811	1,485	1,326
TOTAL	17	$14,347	$9,196	$5,151

As part of the Company’s review of its available for sale investment securities at December 31, 2008, it was determined that 11 private label mortgage-backed securities for vintages 2005 through 2007 with an unrealized loss of $4.8 million have other-than-temporary impairment.  Of these securities, 9 were significantly downgraded by the rating agencies in December with all but one accorded below investment grade status.  In addition to the decrease in fair market value, the underlying assets reflected further deterioration with respect to delinquencies, foreclosures and payment speed which identified a potential loss of principle based on cash flow analysis.

Fourth Quarter Results

Net interest income for the quarter ended December 31, 2008 increased $578,000 to $2.3 million compared to $1.7 million for the quarter ended December 31, 2007.  Interest rate spread and net interest margin were 2.28% and 2.72% for the quarter ended December 31, 2008 compared to 1.86% and 2.40% for the quarter ended December 31, 2007, respectively. The improvement in income is primarily related to loan growth combined with lower costs on deposits and borrowings.

The provision for loan losses decreased $310,000 to $339,000 for the quarter ended December 31, 2008 compared to $649,000 for the quarter ended December 31, 2007.  Net charge-offs were $179,000 for the quarter ended December 31, 2008 compared to $210,000 for the quarter ended December 31, 2007.  Additionally, higher delinquencies contributed to the larger provision in the prior period.

Noninterest income was a loss of $3.6 million for the quarter ended December 31, 2008 compared to $492,000 in income for the quarter ended December 31, 2007.  The change is primarily related to the $4.8 million impairment on the securities portfolio partially offset by the recognition of $542,000 in bank owned life insurance income.

Year End Results

Net interest income for the year ended December 31, 2008 increased $1.8 million to $8.3 million compared to $6.5 million for the year ended December 31, 2007.  Net interest spread and net interest margin were 2.15% and 2.61%, respectively for the year ended December 31, 2008 compared to 1.85% and 2.43%, respectively for the year ended December 31, 2007.  The improvement in income is related to loan growth and securities purchases combined with lower costs on deposits and borrowings partially offset by expense due to the increase in borrowings.

The provision for loan losses decreased $241,000 to $878,000 for the year ended December 31, 2008 compared to $1.1 million for the year ended December 31, 2007.  Net charge-offs were $529,000 for the year ended December 31, 2008 compared to $528,000 for the year ended December 31, 2007.  The Company maintained an allowance for loan losses to total loans ratio of 0.76%.

Noninterest income was a loss of $1.3 million for the year ended December 31, 2008 compared to $933,000 in income for the same period in 2007.  In the current year the Company recognized a $4.8 million impairment on the securities portfolio and $542,000 in bank owned life insurance income.  In the previous period, the Company recognized a $1.4 million loss recorded as a result of a securities portfolio restructuring.

Noninterest expense increased $296,000 to $9.4 million for the year ended December 31, 2008 compared to $9.1 million for the same period in 2007.  In the current year, the Company incurred a full period of occupancy costs related to the Washington office that opened in June 2008.  In addition, the Company incurred increased expenses related to real estate owned properties.

Total assets were $349.8 million at December 31, 2008 compared to $305.3 million at December 31, 2007.  The increase in total assets was primarily attributable to growth in loans funded by borrowings and deposits.

Cancellation of Stock Repurchase Program

The Company’s board of directors has cancelled its program to repurchase shares of the Company’s outstanding common stock.  The program was set to expire on May 31, 2009 and provided for the repurchase of up to 140,000 shares of common stock.  As of January 30, 2009, 85,250 shares of the Company’s common stock were repurchased under the program at an average price of $5.76.  Although First Federal Savings Bank is well capitalized, the Board of Directors determined that it would be prudent to preserve capital in this uncertain economic environment.

FedFirst Financial Corporation is the parent company of First Federal Savings Bank, a community-oriented financial institution operating nine full-service branch locations in southwestern Pennsylvania.  First Federal offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance services through Exchange Underwriters, Inc., its 80% owned subsidiary.  Financial highlights of the Company are attached.

* * * * *
Statements contained in this news release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties.  The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act.  The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, changes in federal and state regulation, actions by our competitors, loan delinquency rates and our ability to control costs and expenses and other factors that may be described in the Company’s annual report on Form 10-K and in its other reports as filed with the Securities and Exchange Commission.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

FEDFIRST FINANCIAL CORPORATION
SELECTED FINANCIAL INFORMATION

	(Unaudited)
(In thousands, except share and per share data)	December 31,	December 31,
	2008	2007
Selected Financial Condition Data:
Total assets	$349,761	$305,273
Cash and cash equivalents	7,847	5,552
Securities available-for-sale	85,433	89,073
Loans receivable, net	230,184	187,954
Deposits	172,804	155,558
Borrowings	132,410	101,074
Equity	$39,321	$43,773

	(Unaudited)		(Unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Selected Operations Data:
Total interest income	$4,696	$4,080	$17,959	$15,251
Total interest expense	2,433	2,395	9,637	8,753
Net interest income	2,263	1,685	8,322	6,498
Provision for loan losses	339	649	878	1,119
Net interest income after provision for loan losses	1,924	1,036	7,444	5,379
Noninterest income	(3,559)	492	(1,343)	933
Noninterest expense	2,440	2,369	9,410	9,114
Minority interest in net income (loss) of consolidated subsidiary	14	(1)	75	52
Loss before income tax benefit	(4,089)	(840)	(3,384)	(2,854)
Income tax benefit	(1,545)	(259)	(1,239)	(899)
Net loss	$(2,544)	$(581)	$(2,145)	$(1,955)

Loss per share - basic and diluted	$(0.43)	$(0.09)	$(0.36)	$(0.31)
Weighted average shares outstanding - basic	5,873,160	6,147,348	5,956,998	6,328,239
Weighted average shares outstanding - diluted	5,873,160	6,147,348	5,956,998	6,328,239

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Selected Financial Ratios(1):
Return on average assets	(2.92)%	(0.78)%	(0.64)%	(0.68)%
Return on average equity	(25.15)	(5.21)	(5.14)	(4.30)
Average interest-earning assets to average interest-bearing liabilities	114.82	116.07	114.94	117.40
Average equity to average assets	11.60	14.89	12.41	15.93
Interest rate spread	2.28	1.86	2.15	1.85
Net interest margin	2.72%	2.40%	2.61%	2.43%

	Period Ended
	December 31,	December 31,
	2008	2007
Allowance for loan losses to total loans	0.76%	0.76%
Allowance for loan losses to nonperforming loans	283.96	113.74
Nonperforming loans to total loans	0.27%	0.67%
Book value per share	$6.19	$6.72

(1) Three months ended ratios are calculated on an annualized basis.

Note:
Certain items previously reported may have been reclassified to conform with the current reporting period’s format.